EXHIBIT 99.2

Certain Information Discussed During July 16, 2003 Conference Call

     I. Transcript of Prepared Remarks from Q3 Conference Call on July 16, 2003

Michael Chamberlain, President and Chief Executive Officer:

     Good afternoon, everyone. Thanks for joining us today. Before we get started, I need to say that the matters discussed during this conference call that are forward-looking statements are based on current management expectations that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Please refer to the discussion of risks and uncertainties set out in the SCT Earnings Press Release and the company’s filings with the SEC.

     In addition, during this call, we may be discussing certain non-GAAP financial measures within the meaning of the SEC Regulation G. For a reconciliation of the non-GAAP to the GAAP financial measures, please refer to the press release issued earlier today and the 8K that the company intends to file in connection with the press release and this conference call.

     I’ve asked our CFO, (Eric Haskell), to review the financial results, but before I turn it over to him, I’d like to make a couple of comments regarding the company’s performance in the third quarter. As the press release that we issued earlier this afternoon indicates, we had an excellent third quarter from a number of perspectives.

     Total revenue was $68.2 million, a new record for any quarter, and we grew 11% over the same period last year. Licensing revenue was $12.6 million, which represents a 16% growth over the comparable period last year. Profitability was better than expected, with an EPS of $0.17 before a restructuring charge of $1.7 million, or $0.03 a share. And, the backlog of business under contract at the end of the third quarter was $585 million, compared to $426 million a year ago.

     In summary, we exceeded our expectations as a result of better than forecast demand for the software and services, combined with the impact of the cost reductions that were implemented earlier in the year.

     With that, I’ll turn it over to (Eric) to go through a more detailed review of the company’s financial results. (Eric).

Eric Haskell, Executive Vice President, Finance and Administration, and Chief Financial Officer:

     Thanks, Mike. As Mike said, we made $0.14 on profit from continuing operations, which compares to zero in last year’s quarter and $0.02 in the second quarter of this year. This is after taking a $0.03 restructuring charge and, as Mike said, we made $0.17 just looking at the profitability on a go forward basis, which is not a GAAP measure.

     The charges that we had in the quarter was a $1.7 million restructuring charge. In last year’s quarter, there was no restructuring charge, but we had an asset impairment charge of $5.4 million.

     Our net income for the quarter was $1 million, compared to a net loss of $440,000 in the prior year. And, the principle difference between income from continuing operations and net income was the tax adjustment on the sale of manufacturing. This is a result of differences between the tax return and tax provision on the sale involving foreign tax credits and other deductions.

     For EPS purposes, the shares used were 33.6 million and the convertible bonds were anti-dilutive in the third quarter of both years and the year as a whole. And, as a result, the bonds were not included in the share count.

     As Mike said, we had revenues of $68.2 million. That’s an increase of $6.7 million from the prior – from the third quarter of 2002. And, that was driven in growth, both in – from our acquisitions and organic growth. Compared to the second quarter, if we exclude the User Group Meeting, which was between $3.5 million and $4 million of revenue, our revenues grew by $6.5 million.

     License fees – license fee revenue increase was $1.8 million compared to the prior year quarter and an increase by $5.2 million compared to the second quarter. And, maintenance revenues increased by $3.6 million against Q3 of the prior year and $840,000 against Q2, once again, excluding our User Group Meeting, which was in Q2.

     Service revenues increased by $1 million compared to the prior year and remain flat in comparison to the second quarter of this year. And, on-site has been flat compared to the second quarter, as well as the third quarter of last year.

     Our SG&A, as a percentage of revenue, was 27.3% – excuse me, 26.1%, which was down from last year’s 27.3% and the second quarter’s SG&A of 28.3%. In absolute dollars, SG&A is down from the second quarter by approximately $700,000 on revenue growth of over $6.5 million, again, excluding the revenues from our User Group Meeting.

     As a percent of revenue, SG&A decreased from the prior year but increased by $1 million in absolute dollars. While the cost increases from the prior year are primarily due to sales and marketing costs associated with our acquisition, the costs, as a percent, have decreased as revenue from the acquisitions have kicked in.

     Compared to last quarter, SG&A was down, both as a percent and in absolute dollars due to labor reductions associated with our restructuring plan.

     In terms of our margins, they improved across the board. The license fee and we – as you know, we measure cost of sales, cost of products sold, against the combination of license fees and maintenance. And, the margin in the third quarter was 50.9%, as compared to 41.4% in the second quarter, down some against 57% in 2002, again, due to the acquisition.

     We benefited from some catch-up billings in both the cost of products margin calculation as well as our cost of services calculations, as we had some catch-up billings in the case of the maintenance, we had some customers that we’d only recognize maintenance on as on a cash basis. And, in the case of services, we had some contract completions that we were able to take revenue on. The sum of these two were just under $1 million. We always get some adjustments, but this was a good quarter.

     The professional service margins, at 27.2%, are up from the prior year’s of 18.7, which was depressed some by some contract reserves we had to take. The margins are also favorably impacted by the acquisitions kicking in, an increased rate per hour, and as well as decreased staffing and improved utilization.

     Just to talk a little bit about the profitability, again, looking at us before our restructuring charge, our profitability was 13.9%, pre-taxed. Those that have followed us have said we have tried to get into the low teens, and this will be the first quarter in a long time that we’ve done that. Reconciling that number to the GAAP measure was 11.5%, the difference being, again, our restructuring charge. The tax rate for the quarter was 41%.

     Our receivables, we’ve seen some improvement on, and I have to start off by saying we had a misclassification that came from a system glitch in the fourth quarter of 2002 that caused both the receivables and deferred revenue to be stated at $3.5 million – roughly, $3.5 million higher than they actually were. So, we’ve corrected that in the comparable balance sheet you’ve seen for September and the number of June is right on. Each of those restatements would contribute to about a five-day reduction and – but, despite that, the day sales at the end of the quarter was 114 and, on a restated basis, they were 120 days at the end of March.

     So, we had said we expected to see improvements and we expect to see continuing improvements. Several things have happened. We’ve improved our system so that we’re getting out our billings on license fees much faster than we used to and they’re now being included in billed receivables instead of unbilled because it used to take us a week and a half or two into the next quarter to get the billings out. And now, we’ve gotten them out right after the quarter.

     We’ve done very good on reducing our over 60 days. We’ve had a concerted effort involving our services organization, our Accounting Department and myself and Bob Moul, and we’ve made some meaningful impact.

     Our cash flows, a number of items netted out to a cash reduction of $1.7 million, which is about equal to the bond buyback that we had earlier in the quarter, which was $1.8 million. Our shareholders’ equity now stands at $229 million, compared with $219 million at the end of the year.

     Fixed asset additions for the quarter were $1 million. Depreciation was $2.1 million, so that also contributed to the cash positive. And, our capitalized software, there was no additions to. Amortization was $546,000 and our R&D expense for the quarter was $7.4 million, down from $7.8 million in the second quarter which, again, is associated with the cost actions we took earlier in the quarter. The benefits of those cost actions only impacted two months of the quarter and, by the fourth quarter we’ll have the full benefit of those, plus the services.

     For that, I’ll turn it over to Mike for some further commentary.

Michael Chamberlain:

     Thanks, (Eric). Before I open the call to questions, I’d like to make a few additional comments. In addition to the excellent financial performance we achieved, there were a number of other significant accomplishments during the quarter and I’ll share just a couple with you.

     We continue to maintain a competitive win rate of better than 50%. We closed 17 new name accounts in addition to numerous add-on sales to existing accounts during the quarter.

     We closed our first Matrix sale. Matrix is the product that we acquired with the acquisition of Sallie Mae Solutions, and our first Matrix sale since that acquisition occurred this quarter.

     And, in a very tough economic environment, we’ve achieved growth in every revenue category, and record revenue for a third quarter in total revenue, license fees, professional services and the maintenance category. So, we’re beginning to see the results of our new strategy pay off, and our focus on the higher education market is resulting in record revenue.

     Our focus on reducing costs, improving productivity and increasing efficiency is paying off on the bottom line. And, while, as always, it’s difficult to predict license fee revenue, we’re cautiously optimistic that the fourth quarter results will continue to validate our strategy and management’s ability to execute it.

     II. Excerpts of Certain Information Discussed During the Question and Answer Period of the Conference Call, not included in the Prepared Remarks:

     We would call the pipeline for the Matrix product as satisfactory, with it being neither overwhelming nor “underwhelming”. It is encouraging that the original Matrix clients that we acquired along with the software from Sallie Mae have become very satisfied and are good references for the product, which is a key factor in our ability to start to ramp up the sales over the next six to eighteen months.

     The sales pipeline for the overall business looks good for the fourth quarter. We believe that it is more than sufficient to support our forecasted license fees for the fourth quarter. While license fees are always unpredictable and I don’t know that that will ever change, the look and feel of the pipeline and the sales force’s preparedness to implement the plans and strategies to acquire that pipeline and change it into customers during the fourth quarter causes us to be cautiously optimistic. Let’s say that we’ll meet or exceed our fourth quarter expectations.While we’re not specifically giving guidance on the fourth quarter, we expect the general business levels, including license fees and operating expenses, to be in the same general range as for the third quarter. This was a very good quarter, so I don’t know that we can count on any sequential growth from the third quarter to the fourth quarter.

     We saw no impact on third quarter results that caused us to benefit one way or the other as a result of the Oracle-PeopleSoft situation. If there would be any impact in the future, it would probably be minimal in the fourth quarter and, perhaps, more pronounced in periods beyond, primarily because of the length of the sales cycle for the types of software systems that we license.

     It’s a tough economic market now, particularly in the public school or state school scenario, where budgeting restrictions and cuts have been passed along to the educational institutions. In addition, in the private school sector, the endowment funds have been hit pretty hard by the downturn in the financial markets. As a result, there’s a lot more scrutiny and reviews by the institutions and sales cycles have been lengthened.

     We have not yet seen signs of economic recovery in our markets. When we began to feel the impact of the downturn in the second quarter, we took a conservative approach and reduced costs and restructured the organization to operate efficiently and effectively within the lowered revenue forecast and the license fee forecast. As a result, we can now have a reasonable financial performance at a much lower level of license fee revenue. And, that’s what it looks like we’re going to experience in the foreseeable future and, by that, we mean the next couple of quarters.

     We’re positioning ourselves for when the market begins to recover and, from a profitability standpoint, I would expect to really see some interesting results when this occurs given that we’ve structured the cost side of our business to provide good service and good incremental functional development at a much lower cost. So, as the revenue begins to grow, we’ll have improved profitability that we think will produce, hopefully, some exciting numbers.